AMENDMENT TO THE
$500,000 PROMISSORY NOTE
ISSUED FROM
FLINT TELECOM GROUP, INC.
TO MICHAEL BUTLER
DATED MAY 13, 2009

This AMENDMENT is to amend certain terms of the $500,000 Promissory Note issued from Flint Telecom Group, Inc. to Michael Butler (the “Holder”) dated May 13, 2009 (the “Note”).

The parties hereto agree to amend the Note as hereinafter provided effective as of the Closing Date of the Offering, as further described in the Subscription Agreement, attached hereto as Exhibit A (the “Effective Date”):

Out of the total outstanding principal and cash fee due under the Note of seven hundred and fifty thousand dollars ($750,000), Six hundred thousand dollars ($600,000) shall be cancelled and converted into a right to purchase under the same terms and conditions of the Offering, but without an original issue discount of 15%, and as further described in the Subscription Agreement, secured convertible note and warrant dated as of the Effective Date.

The remaining outstanding cash fee due under the Note (which as of the Effective Date is $150,000) shall continue to be due and payable on August 11, 2009 (the “Maturity Date”).

Except as herein modified, all the terms and conditions of the above referenced Note shall remain in full force and effect.  In the event of any conflict between this Amendment and the Note, the provisions of this Amendment shall prevail.

The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Amendment as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have agreed to amend the terms and conditions of the Note as of the Effective Date.

NOTE HOLDER:                                                                      FLINT TELECOM GROUP, INC.
MICHAEL BUTLER

By/s/ Michael Butler                                                                By /s/ Tali Durant

Name Michael Butler                                                                 Name Tali Durant _______________________

Title Corporate Secretary
Date June 30, 2009                                                                Date June 30, 2009